EXHIBIT 99.1

Repros Fully Enrolls First of Two Previously Announced Head to Head Studies of Androxal(R) Versus the Leading Topical Testosterone Gel

  Company expects topline results by October 2014
  Studies designed to compare performance of Androxal to testosterone replacement in restoring and maintaining normal testicular function
  Both identical studies to be conducted at 22 US clinical sites
  Timing of study completion expected to allow for submission with the planned filing of NDA in Q4 2014

THE WOODLANDS, Texas, April 14, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has reached the enrollment goal of 120 subjects in the first of two previously announced head-to-head studies comparing Androxal to the leading US testosterone replacement therapy. The two studies were initiated on January 12, 2014.

Each study is designed to enroll 120 men, 40 each into three parallel arms: Androxal, approved topical gel and placebo. All three arms will be blinded and "double dummied," meaning men will receive both an active dose and a placebo mimicking the other active. The studies will be of 17 week duration, 16 weeks dosing and 1 week follow-up.

Men (≤ 60 years of age) enrolled in the study must exhibit sperm counts in the normal range at baseline (> 15 million/mL) on two separate days separated by at least two days. Men also must exhibit morning testosterones of < 300 ng/dL on both of those days to be eligible to enter the study.

The primary endpoints of the study are the composite endpoint showing that Androxal is superior to both placebo and the topical gel in the proportion of subjects who achieve both a normal testosterone level and a normal sperm concentration, and the equivalence of Androxal to placebo in the proportion of subjects who experience an end of study sperm concentration below 15 million/mL. These endpoints will provide a comparison of Androxal to the topical gel from the perspective of normalizing testicular function. As such, men must exhibit normal 24 hour average testosterone levels in the normal range (300-1040 ng/dL), and an average of two sperm counts at the end of the study must remain above the lower bound of the 95% confidence interval for normal male fertility (15 million/mL). Based on results from previous Repros studies, the Company believes the two trials are suitably powered (90% power, alpha=0.05) to demonstrate the key difference between restoration of normal testicular function with Androxal versus the suppression of male reproductive organ activity typically induced by hormone replacement therapy.

A variety of different efficacy and safety comparisons will also be made. These include excursions of testosterone outside of the normal range as well as impact on testosterone levels after study drug is stopped. Safety assessments will include impact on hematocrit, an important cardiovascular safety marker.

This first fully enrolled study, ZA-305, was recruited at 10 clinical sites. The second study, ZA-304, is expected to fully enroll in the next few weeks.

Joseph Podolski, President and CEO of Repros Therapeutics, commented, "We are very pleased with the effort of our internal clinical team, the clinical sites involved in the study as well as the clinical supplies contractor. It was no small effort to organize and deliver a complicated study that includes placebo for both a gel and capsule product." He further noted, "We further commend the input from our key opinion leader panel in helping to design the study and our own regulatory/clinical QA group for designing and implementing effective instruments that allowed for rapid screening and selection of appropriate study subjects."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal label and the commercial potential of Androxal and the timing of the Company's expected filing of an NDA for Androxal. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com